EXHIBIT 2(b)


                                ESCROW AGREEMENT


             This Escrow Agreement (the "Agreement") is entered into as of December 8, 1995, by and among Thermo Remediation Inc., a Delaware corporation (the "Buyer"), Robert W. Dunlap and Thomas
        M. Zimmer (the "Indemnification Representatives"), those persons or entities set forth in Schedule I hereto and State Street Bank and Trust Company, a Massachusetts trust company (the "Escrow Agent").

             WHEREAS, the Buyer and Remediation Technologies, Inc. (the "Company") have entered into an Agreement and Plan of Merger dated December 1, 1995 (the "Merger Agreement") by and among the Company, the Buyer and a subsidiary of the Buyer, pursuant to which such subsidiary will be merged into the Company which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of the Buyer.

             WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the indemnification obligations to the Buyer in Article VI of the Merger Agreement on the terms and conditions set forth herein.

             WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

             NOW, THEREFORE, the parties hereto hereby agree as follows:

             1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

             2. Consent of Company Stockholders. By virtue of the Company Stockholders' approval of the Merger Agreement, and/or by their execution of Forms of Election and/or Optionee Consent Agreements, Company Stockholders set forth in Schedule I hereto, as such schedule may be amended, (the "Indemnifying Stockholders") have consented to: (a) the indemnification of the Buyer, the Company and the Subsidiaries as set forth in Article VI of the Merger Agreement; and (b) their agreement to be bound by the terms of this Escrow Agreement and to be a party hereto with the same force and effect as if they were a signatory hereto, including without limitation (i) the establishment of this escrow to secure the indemnification obligations to the Buyer under Article VI of the Merger Agreement in the manner set forth herein, and (ii) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Stockholder, and the taking by the
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        Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement.

             3.   Escrow and Indemnification.

                  (a) Escrow of Shares, Warrants and Cash. On the Closing Date, the Buyer shall deposit with the Escrow Agent a check issued in the name of the Escrow Agent in the amount of Cash Consideration (the "Escrow Cash") and on, but not before, January 3, 1996 the Buyer shall deposit with the Escrow Agent shares of Buyer Common Stock and Buyer Warrants comprising the Merger Units (the "Escrow Units"), which shall be registered in the name of the Escrow Agent or its nominee. The Escrow Units and the Escrow Cash are collectively referred to herein as the "Escrow Property." The Buyer may from time to time deposit additional Escrow Property with the Escrow Agent, as provided under Optionee Consent Agreements being executed by the Buyer and certain individuals in connection with the Merger. The Buyer shall be entitled to a pro rata distribution of the Escrow Cash to reflect the payment of any amounts to a Dissenting Stockholder. As any such Escrow Property is deposited or withdrawn, Schedule I shall be appropriately modified by the Indemnification Representative and provided to the Escrow Agent. The Escrow Property shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Property and to hold the Escrow Property in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

                  (b) Investment of Escrow Cash. The Escrow Agent shall invest the Escrow Cash as directed in writing by the Indemnification Representatives in any of the following:

                       (i) obligations issued by The United States of America or an agency or instrumentality thereof and guaranteed by The United States of America;

                       (ii) certificates of deposit of, or interest bearing deposits with, national banks or corporations endowed with trust powers, including the Escrow Agent, having capital and surplus in excess of $100,000,000;

                       (iii) commercial paper that at the time of investment is rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investor Services, Inc.;

                       (iv) repurchase agreements with any bank or corporation described in Section 3(b)(ii) hereof, or registered broker-dealers, fully secured by obligations described in Section 3(b)(i) hereof; or



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                       (v)       an insured money market account offered
        by the Escrow Agent ("IMMA").

                  (c)  Indemnification.  The Buyer, the Company and the
                       ---------------
        Subsidiaries shall be held harmless from and against specified Damages as set forth in Article VI of the Merger Agreement. The Escrow Property shall be security for such indemnity obligation, subject to the limitations, and in the manner provided, in this Agreement.

                  (d)  Interest, Dividends, Etc.   Any securities, cash
        dividends or property (other than securities) distributable on or after January 3, 1996 in respect of or in exchange for any of the Escrow Units, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities, cash dividends or property (other than securities) in the Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and all such securities, cash dividends or property (other than securities) shall be considered Escrow Property for purposes hereof. Any interest on the Escrow Cash on or after January 3, 1996 shall be added to the Escrow Property and for tax reporting purposes shall be allocable to the Indemnifying Stockholders.
        Any interest on the Escrow Cash prior to January 3, 1996 shall be distributed to and for tax purposes shall be allocable to the Buyer. The Escrow Units shall not be considered as outstanding securities of the Buyer for any purpose (including for entitlement to dividends) prior to January 3, 1996. For tax purposes, the Escrow Property shall be deemed to be the property of the Buyer until January 3, 1996, and all parties hereto shall file all their tax returns consistent with such treatment. The parties hereto agree to supply the Escrow Agent with an original, signed IRS Form W-9 or its equivalent.

                  (e)  Voting of Shares.  The Indemnification
        Representatives shall have the right, in their sole discretion, on behalf of the Indemnifying Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Units on or after January 3, 1996, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Units. The Indemnification Representatives shall have no obligation to solicit consents or proxies from the Indemnifying Stockholders for purposes of any such vote.

                  (f) Transferability. The respective interests of the Indemnifying Stockholders in the Escrow Property shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.



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             4.   Administration of Escrow Account.  The Escrow Agent
        shall administer the Escrow Account as follows:

                  (a) If the Buyer, the Company or any Subsidiary has incurred or suffered Damages for which it is entitled to indemnification under Article VI of the Merger Agreement, it shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a "Claim Notice") to the Indemnification Representatives and the Escrow Agent. The Buyer may make a Claim Notice only based upon a good faith belief that it has incurred Damages for which it is entitled to indemnification under Article VI of the Merger Agreement. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for such claim. The date on which all of the representations, warranties, covenants and agreements of the Company expire in accordance with Section 6.5 of the Merger Agreement shall be referred to herein as the "Termination Date."

                  (b) Claims for indemnification involving a claim or legal proceeding by a third party shall be made in accordance with the procedures set forth in Article VI of the Merger Agreement. For indemnification claims not involving any claim or legal proceeding by a third party, the procedures herein shall apply. Within 30 days after delivery of a Claim Notice the Indemnification Representatives shall provide to the Buyer, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Indemnification Representatives shall:
        (i) agree that Escrow Property having a Fair Market Value (as computed pursuant to Section 6) equal to the full Claimed Amount may be released from the Escrow Account to the Buyer, (ii) agree that Escrow Property having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Buyer, or (iii) contest that any of the Escrow Property may be released from the Escrow Account to the Buyer. The Indemnification Representatives may contest the release of Escrow Property having a Fair Market Value equal to all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under Article VI of the Merger Agreement. If no Response Notice is delivered by the Indemnification Representatives within such 30-day period, the Indemnification Representatives shall be deemed to have agreed that Escrow Property having a Fair Market Value equal to all of the Claimed Amount may be released to the Buyer from the Escrow Account.

                  (c) If the Indemnification Representatives in the Response Notice agree (or are deemed to have agreed) that Escrow Property having a Fair Market Value equal to all of the Claimed Amount may be released from the Escrow Account to the Buyer, the Escrow Agent shall, promptly following the earlier of the required delivery date for the Response Notice or the delivery of the Response Notice, transfer, deliver and assign to the Buyer

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        such amount of Escrow Property held in the Escrow Account which has a Fair Market Value equal to the Claimed Amount (or such lesser amount of Escrow Property as is then held in the Escrow Account). The relative amount of Escrow Cash and Escrow Units to be released shall be determined in accordance with the provisions of Section 5 below.

                  (d) If the Indemnification Representatives in the Response Notice agree that Escrow Property having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Buyer, the Escrow Agent shall promptly following the delivery of the Response Notice transfer, deliver and assign to the Buyer such amount of Escrow Property held in the Escrow Account which has a Fair Market Value equal to the Agreed Amount (or such lesser amount of Escrow Property as is then held in the Escrow Account). The relative amount of Escrow Cash and Escrow Units to be released shall be determined in accordance with the provisions of Section 5 below.


                  (e) If the Indemnification Representatives in the Response Notice contest the release of Escrow Property having a Fair Market Value equal to all or part of the Claimed Amount (the "Contested Amount"), the Indemnification Representatives and the Buyer shall attempt promptly and in good faith to agree upon the rights of the parties with respect to the Contested Amount. If the Indemnification Representatives and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Escrow Agent shall transfer, assign and deliver to the Buyer an amount of Escrow Property which has a Fair Market Value equal to the amount so agreed. The relative amount of Escrow Cash and Escrow Units to be released shall be determined in accordance with the provisions of Section 5 below. If no such agreement can be reached after good faith negotiation over a period of 30 days (or such longer period as the Buyer and the Indemnification Representatives may mutually agree), the matter shall be settled by binding arbitration in Boston, Massachusetts. All claims shall be settled by a single arbitrator mutually agreeable to the Buyer and the Indemnification Representatives, or if they cannot agree to a single arbitrator in 30 days, by three arbitrators, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). If a single arbitrator has not been mutually agreed upon, the Indemnification Representatives and the Buyer shall each designate one arbitrator within 60 days of the delivery of the Indemnification Representatives' Response Notice contesting the Claimed Amount. The Indemnification Representatives and the Buyer shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that
        (i) failing such agreement within 90 days of delivery of the Indemnification Representatives' Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules, and (ii) if either the Indemnification Representatives or the

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        Buyer fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The Indemnifying Stockholders and the Buyer shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator (or of the sole arbitrator, in the event a single arbitrator decides the matter). The Indemnification Representatives and the Buyer shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Buyer, the Company and/or the Subsidiary is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the arbitrator, or the majority of the arbitrators in the case of three arbitrators, shall be furnished to the Indemnification Representatives, the Buyer and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Indemnification Representatives, the Indemnifying Stockholders, the Buyer, the Company, the Subsidiaries and the Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award.

                  (f) After delivery of a Response Notice that the Claimed Amount is contested by the Indemnification Representatives, the Escrow Agent shall continue to hold in the Escrow Account an amount of Escrow Property having a Fair Market Value sufficient to cover the Contested Amount (up to the amount of Escrow Property then available in the Escrow Account), notwithstanding the occurrence of a release date (as set forth in Section 5 below), until (i) delivery of a copy of a settlement agreement executed by the Buyer and the Indemnification Representatives setting forth instructions to the Escrow Agent as to the release of Escrow Property, if any, that shall be made with respect to the Contested Amount, or (ii) delivery of a copy of the final award of the arbitrator, or a majority of the arbitrators in the case of three arbitrators, setting forth instructions to the Escrow Agent as to the release of Escrow Property, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Property from the Escrow Account (to the extent Escrow Property is then held in the Escrow Account) in accordance with such agreement or instructions.

                  (g) If, as a result of any third party claim or legal proceeding subject to the indemnification procedures set forth in the Merger Agreement, any settlement has been entered into, or any judgment entered in favor of any third party (which is not subject to further appeal), the Buyer, the Company or any Subsidiary may give notice of the resulting Damages to the Escrow Agent and the Escrow Agent shall, promptly following the receipt of such notice, transfer, deliver and assign to the Buyer such amount of Escrow Property held in the Escrow Account which has a

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        Fair Market Value equal to such Damages (or such lesser amount of
        Escrow Property as is then held in the Escrow Account). The relative amounts of Escrow Cash and Escrow Units to be released shall be determined in accordance with the provisions of
        Section 5 below.

                  (h) In the event that, at the time that the Escrow Agent is to release any amounts to the Buyer hereunder, signatories to Optionee Consent Agreements would be required to forfeit certain stock options, the Buyer and the Indemnification Representatives agree that they will in good faith determine the value of such forfeitures and issue joint written instructions to the Escrow Agent identifying an adjustment to be made in the amounts of the Escrow Property to be distributed to the Buyer hereunder.

             5.   Release of Escrow Property.

                  (a) Promptly after January 5, 1996, the Escrow Agent shall distribute to the Indemnifying Stockholders Escrow Property having a Fair Market Value equal to the difference between (i) 80% of the Escrow Property initially deposited with the Escrow Agent and (ii) any amounts previously distributed from the Escrow Fund in payment of any indemnification obligation to the Buyer under Article VI of the Merger Agreement (the "Initial Distribution"). Notwithstanding the foregoing, if the Buyer has previously given a Claim Notice which has not then been resolved in accordance with Section 4 or the terms of the Merger Agreement (as applicable), the Escrow Agent shall only distribute under this subsection 5(a) Escrow Property having a Fair Market Value equal to the difference between (x) the Fair Market Value of the Initial Distribution, and (y) the Claimed Amount.

                  (b) Promptly after the first anniversary of the Effective Time, the Escrow Agent shall distribute to the Indemnifying Stockholders Escrow Property having a Fair Market Value equal to the difference between (i) 10% of the Escrow Property initially deposited with the Escrow Agent, and (ii) any amounts previously distributed from the Escrow Fund in payment of any indemnification obligation to the Buyer under Article VI of the Merger Agreement, except to the extent such amounts had previously reduced the Initial Distribution (the "Second Distribution"). Notwithstanding the foregoing, if the Buyer has previously given a Claim Notice which has not then been resolved in accordance with Section 4 or the Terms of the Merger Agreement (as applicable) or otherwise fully reserved for in connection with a distribution under subsection 5(a) above, the Escrow Agent shall only distribute under this subsection 5(b) Escrow Property having a Fair Market value equal to the difference between (x) 10% of the Fair Market Value of the Escrow Property initially deposited with the Escrow Agent, and (y) the Claimed Amount (or such portion thereof as has not been fully reserved for in connection with a distribution under subsection 5(a) above).


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                  (c)  Promptly after the Termination Date, the Escrow
        Agent shall distribute to the Indemnifying Stockholders all of the Escrow Property then held in escrow. Notwithstanding the foregoing, if the Buyer has previously given a Claim Notice which has not then been resolved in accordance with Section 4 or the terms of the Merger Agreement (as applicable), the Escrow Agent shall retain in the Escrow Account after the Termination Date an amount of Escrow Property having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved. Any funds so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims.

                  (d) Any distribution of all or a portion of the Escrow Property to the Indemnifying Stockholders shall be made in accordance with the percentage interests set forth opposite such holders' respective names on Schedule I attached hereto; provided, however, (i) that the Escrow Agent shall withhold the distribution of the portion of the Escrow Property otherwise distributable to Indemnifying Stockholders who have not, according to written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered their respective Certificates pursuant to the terms and conditions of the Merger Agreement; (ii) that such Schedule I shall be appropriately revised in the event the Buyer deposits additional Escrow Property with the Escrow Agent pursuant to the Merger Agreement or Optionee Consent Agreements following the date of this Agreement; (iii) that Escrow Units shall only be distributed to those Indemnifying Stockholders listed in Schedule I as entitled to receive Escrow Units (the "Unit Stockholders"); (iv) that, with respect to the Initial Distribution, the Indemnification Representatives shall direct the Escrow Agent in writing the relative amount of the Escrow Cash and whole Escrow Units to distribute to the Unit Stockholders (consistent with the provisions of subsection 5(a) hereof); and (v) that Unit Stockholders shall thereafter receive Escrow Cash and Escrow Units in proportion to the relative Fair Market Value of Escrow Cash and Escrow Units held on their behalf in escrow hereunder immediately after the Initial Distribution (with any fractional Escrow Units rounded down to the next whole Escrow Unit). Any property withheld pursuant to clause (i) above shall be delivered to the Buyer promptly after the Termination Date, and shall be delivered by the Buyer to the Indemnifying Stockholders to whom such property would have otherwise been distributed upon surrender of their respective Certificates. Distributions to the Indemnifying Stockholders shall be made by mailing stock certificates and Buyer Warrants and/or cash to such holders at their respective addresses shown on Schedule I (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Units shall be distributed to Indemnifying Stockholders pursuant to this Agreement. Instead, the Buyer shall redeem such Escrow Units for an amount equal to their Fair Market Value and the Escrow Agent shall distribute cash in lieu thereof. The Buyer will cooperate with the Escrow

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        Agent and will make available certificates for Buyer Common Stock and Buyer Warrants in such denominations and in such names as may be required to effectuate any distributions hereunder.

             6. Valuation of Escrow Shares. For purposes of this Agreement, the Fair Market Value of each Escrow Unit shall be $49.00, the Fair Market Value of each Warrant shall be $4.00, and the Fair Market Value of the Buyer Common Stock shall be $15.00 per share.

             7. Fees and Expenses of Escrow Agent. The Buyer agrees to pay or reimburse the Escrow Agent for any legal fees and expenses incurred in connection with the preparation of this Agreement and to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the attached Schedule II, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

             8.   Responsibility of the Escrow Agent.

                  (a) The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to have been signed or presented by the proper person and shall have no responsibility for determining the accuracy thereof. The Escrow Agent shall not be liable to any party hereto in connection with the performance of its duties hereunder, except for its own gross negligence, bad faith or willful misconduct. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and the Escrow Agent is not charged with knowledge of, or any duties or responsibilities in connection with, any other document or agreement. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action reasonably taken or omitted in connection with the advice or opinion of such counsel.

                  (b) If any party to this Agreement disagrees on anything connected with this escrow, (i) the Escrow Agent will not have to settle the matter, (ii) the Escrow Agent may wait for a settlement by appropriate legal proceedings or other means it may require, and in such event it will not be liable for damages,
        (iii) if the Escrow Agent intervenes in or is made a party to any legal proceedings, it will be entitled to such reasonable compensation for services, costs and attorney's fees as the court may award, and (iv) the Escrow Agent is entitled to hold assets deposited in escrow hereunder pending settlement of the disagreement by any of the above means.


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                  (c)  The Escrow Agent is to act as a depository agent
        only and is hereby relieved of any liability in connection with any representations made by the other parties hereto or any of their agents. The Escrow Agent shall not be responsible for and shall not be under a duty to examine any other agreement.

             9. Indemnification of Escrow Agent. Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. Buyer and Indemnifying Stockholders, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

             10. Resignation of the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving not less than 60 days prior written notice of such resignation to the Buyer and the Indemnification Representatives, which notice shall specify the date when such resignation shall take effect. Upon such notice, the Buyer and the Indemnification Representatives shall jointly appoint a successor to the Escrow Agent. If the Buyer and the Indemnification Representatives are unable to agree upon a successor to the Escrow Agent within 30 days after such notice, the Escrow Agent may apply to a court of competent jurisdiction for such appointment. The Escrow Agent shall continue to serve until its successor delivers to the Buyer and the Indemnification Representatives a duly executed instrument of acceptance of the terms and conditions of this Agreement and receives the Escrow Property. The provisions of
        Section 9 hereof shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

             11.  Liability and Authority of Indemnification
        Representatives; Successors and Assignees.

                  (a) The Indemnification Representatives shall incur no liability to the Indemnifying Stockholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in

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        good faith by the Indemnification Representatives based on such advice, the Indemnification Representatives shall not be liable to the Indemnifying Stockholders.

                  (b) In the event of the death or permanent disability of either Indemnification Representative, or his resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent such appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Company Shares held by such Indemnifying Stockholder immediately prior to the Effective Time. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representatives, and the term "Indemnification Representatives" as used herein shall be deemed to include any and all successor Indemnification Representatives.

                  (c) The Indemnification Representatives, acting jointly but not singly, shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives, acting jointly but not singly, shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors. All actions to be taken by the Indemnification Representatives hereunder shall be evidenced by, and taken upon, the written direction of both of them.

             12. Amounts Payable by Indemnifying Stockholders. The fees and out-of-pocket expenses incurred by the Indemnifying Stockholders in resolving Claim Notices under this Agreement and in defending third party claims in connection with Article VI of the Merger Agreement shall be payable solely as follows. The Indemnification Representatives shall notify the Escrow Agent of any such fees and expenses incurred by the Indemnifying Stockholders prior to making payment thereof, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall disburse Escrow Cash and the Buyer will redeem the Escrow Units, as is necessary to raise an amount necessary to pay such fees and expenses, and shall disburse such amounts to the party to whom such amount is owed in accordance with the instructions of the Indemnification Representatives; provided that if the Buyer delivers to the Escrow Agent (with a copy to the Indemnification

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        Representatives), within five business days after delivery of such notice by the Indemnification Representatives, a written notice contesting the legitimacy or reasonableness of such fees and expenses, then the Escrow Agent shall not make such disbursement and such dispute shall be resolved by the Buyer and the Indemnification Representatives in accordance with the procedures set forth in Section 4(e).

             13. Termination. This Agreement shall terminate upon the later of the Termination Date or the distribution by the Escrow Agent of all of the Escrow Property in accordance with this Agreement.

             14. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

             If to the Buyer:

             Thermo Remediation Inc.
             81 Wyman Street
             Waltham, MA  02254-9046
             Attention:  President

             with a copy to:

             Hale and Dorr
             60 State Street
             Boston, MA  02109
             Attention:  David E. Redlick, Esq.

             If to the Indemnification Representatives:

             Robert W. Dunlap
             Thomas M. Zimmer
             c/o Van Wert & Zimmer
             One Militia Drive
             Lexington, MA  02173

             If to the Escrow Agent:

             State Street Bank and Trust Company
             Two International Place
             Boston, MA  02110
             Attention:  Corporate Trust Department


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             Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 14.

             15.  General.

                  (a) Governing Law, Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

                  (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (c) Entire Agreement. Except for those provisions of the Merger Agreement and the Optionee Consent Agreements referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                  (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                  (e) Amendment. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Indemnification Representatives.

                  (f) Force Majeure. Neither the Buyer, nor the Indemnification Representatives, nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond their control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disaster.



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                  (g)  Reproduction of Documents.  This Agreement and all
        documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.


             IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                      THERMO REMEDIATION INC.


                                      By: /s/ John P. Appleton


                                      /s/ Thomas M. Zimmer
                                      THOMAS M. ZIMMER



                                      /s/ Robert W. Dunlap
                                      ROBERT W. DUNLAP


                                      EACH INDEMNIFYING STOCKHOLDER AS
                                      SET FORTH IN SCHEDULE I AND EACH
                                      PARTY TO AN OPTIONEE CONSENT
                                      AGREEMENT



                                      By: /s/ Robert W. Dunlap
                                           ROBERT W. DUNLAP
                                           ATTORNEY-IN-FACT


                                      STATE STREET BANK AND TRUST COMPANY


                                      By: /s/ Mark Nelson





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